Exhibit 10.9

Technical Development Agreement

Project Name: Preclinical Pharmacodynamic Research on Endostar’s New Indications

Party A: Jiangsu Simcere Pharmaceutical R&D Co., Ltd.

Party B: Shanghai Institute of Materia Medica, Chinese Academy of Sciences

Contract No.: 06310434000

Date: November 2, 2006

Place of Signature: Shanghai

Parties hereto hereby sign this Agreement to deal with relevant matters concerning the preclinical pharmacodynamic research on Endostar’s new indication:

1. Technologies and Relevant Requirements

1.1 Party B shall complete the preclinical pharmacodynamic research on Endostar’s new indications in accordance with declaration requirements of Class I New Drug, and shall provide related data generated from the research to Party A, and shall assure that these data may be directly used to carry out IND applications for Endostar’s new indication, such as colon carcinoma, liver cancer, gastric cancer and melanoma, to SFDA.

The specific research shall include:

1.1.1 Anti-tumour experiments in vivo:

Endostar’s experimental therapy of 8 categories of human cancer xenograft models, including human colon carcinoma HCT-116 model, human gastric cancer HT-29 model, human liver cancer Bel-7402 model, human liver cancer SMMC-7721 model, human gastric cancer SGC-7901 model, human gastric cancer MKN-28 model, human melanoma A375 model and human melanoma A2058 model, and each model shall go through 2 experiments. Party B shall complete relevant experiments one by one according to tissue sources of tumors and provide experimental data and reports complying with relevant requirements of SFDA to Party A.

1.1.2 The design and finalization of relevant experimental schemes concerning above-mentioned experiments.

1.2 Party B shall complete above-mentioned research within fourteen months as from the date when parties hereto sign this Agreement (from November 10th, 2006 to January 1st, 2008), and shall provide all related information, including experimental reports, data, to Party A.

1.3 Besides above-mentioned experiments, if the therapeutic effect of Endostar on these tumor models is proved, Party B shall also be responsible for following issues:

1.3.1 Party B shall prepare IND application dossiers on the preclinical pharmacodynamic research on Endostar’s new indications basing on relevant experimental data.

1.3.2 Party B shall be responsible to answer questions about the preclinical pharmacodynamic research on Endostar’s new indications when SFDA reviews relevant dossiers.

1.3.3 If necessary, Party B shall carry out additional efficacy experiments required by SFDA.

1.3.4 Preclinical pharmacodynamic research report on Endostar’s new indications shall be approved by SFDA.

1.4 Party A shall provide enough and qualified Endostar samples accompanying relevant batch number and analysis report, and shall pay research and development fund in accordance with Article 3 of this Agreement so as to ensure that the research may smoothly proceed.

1.5 Party A shall provide existing research data to Party B and assist B in the research.

1.6 Party B shall purchase Human melanoma A2058 cell line with fund provided by Party A.

2. Technological Indexes and Parameters:

Party B shall ensure the authenticity and scientificity of the experiment process, results and all information generated from these experiments, and shall provide a detail experimental report and a copy of experiment information.

Experiment process shall be carried out in accordance with state requirements on new drug development, and relevant experimental reports shall comply with state requirements on new drug declaration, and ensure that relevant information and data may be used by Party A to carry out IND applications for Endostar’s new indications.

3. Research and Development Schedule

Party B shall complete above-mentioned research within fourteen months as from the date this Agreement is signed (from November 10th, 2006 to January 10th, 2008), and shall provide all related information to Party A, including without limitation to experimental reports and data

4. Research and Development Fund, Remuneration and Payment Mode

4.1 Research and development fund means the R&D cost for this project. Remuneration means the consideration for the development of this project and the subsidies for researchers.

The total research and development fund and remuneration shall be RMB 600,000.00.

4.2 The research and development fund and remuneration shall be paid in 2 installments. The first installment shall be RMB 400,000.00 paid within one week as from the date this Agreement is signed. The second installment shall be RMB200, 000.00 paid within one week as from the date Party B provide all formal research report

The fund and remuneration shall be remitted to the account designated by Party B, and Party B shall provide invoices in accordance with Party A’s requirements.

In case SFDA determine at its discretion that relevant reports shall be modified and additional experiments shall be carried out, Party B shall complete relevant work in accordance with SFDA’s requirements as soon as possible, and Party A need not make additional payments therefor.

5. Ownership of Equipments, Devices, Materials Bought with Research and Development Fund

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6. Term, Site and Performance Mode

This Agreement shall be performed from November 10th, 2006 to January 10th, 2008 at Shanghai Institute of Materia Medica, Chinese Academy of Sciences.

7. Confidentiality

Party B shall keep all samples, background materials provided by Party A and experimental data generated from the research confidential, and shall not disclose relevant information to the public and have them published without the consent of Party A.

8. Technical Assistance and Direction

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9. Risk

Any and all losses arising from the failure of all or part of the research and development due to force majeure occurring during the term of this Agreement shall be born by Party A.

10. Ownership and Share of Technical Achievements

10.1 Patent application right shall belong to Party A.

10.2 The right to profit and transfer on the know-how shall belong to Party A.

11. Examination and Acceptance

The technical achievements generated from the project shall satisfy technological indexes and parameters specified in Article 2. Under the condition that Endostar is effective on those tumor models, the preclinical pharmacodynamic research report on Endostar’s new indications provided by Party B shall be approved by SFDA and Party B shall be responsible to answer relevant questions about the preclinical pharmacodynamic research on Endostar’s new indications when Party A carry out IND declarations.

12. Damages and Liquidation

In case this Agreement is violated, the default party shall undertake relevant default liabilities in accordance with Contract Law of People’s Republic of China.

12.1	If Party A violates Article 1, Article 4, Article 9 of this Agreement, Party B shall be entitled to 5-10% of the research and development fund as the penalty.

12.2	If Party B violates Article 1, Article 2, Article 3, Article 6, Article 7, Article 10, Article 11 of this Agreement, Party B shall be entitled to reduce 5-10% of the research and development fund as the penalty.

12.3	Others:

12.3.1	Party B shall not undertake any responsibilities if the pharmacodynamic effects of samples provided by Party A does not meet IND application requirements.

12.3.2	In case this Agreement shall be terminated due to objective reason, parties hereto shall negotiate on the termination thereof. Notwithstanding that, Party B shall be entitled to research and development fund in accordance with the competition ratio of relevant experiments.

13. Dispute Settlement

If there is any dispute arising from the performance of this Agreement, parties hereto shall first attempt to resolve such dispute through negotiation or request intermediation. If the dispute could not be resolved through negotiation or intermediation, parties hereto agree to submit the dispute to Shanghai Arbitration Commission for arbitration.

14. Definition

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15. Miscellaneous

15.1 This Agreement shall be made in 6 copies, parties hereto shall each have 2 copies, and the Contract Registration Authority and Shanghai Technology Market Management Office each shall have one copy.

15.2 The copies of this Agreement respectively held by Party A and Party B shall have the same legal force and effect.

15.3 Any matter unmentioned in this Agreement shall be otherwise negotiated by parties hereto.

Party A: Jiangsu Simcere Pharmaceutical R&D Co Ltd

Legal Representative:

Duly Authorized Representative:

Project Manager

Address:

Telephone Number

Bank Account

Party B: Shanghai Institute of Materia Medica, Chinese Academy of Sciences

Legal Representative:

Duly Authorized Represnetative:

Project Manager

Address:

Telephone Number

Bank Account